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                                  EXHIBIT 99.2

PEREGRINE SYSTEMS(R) REACHES CONSENSUS ON PLAN OF REORGANIZATION

COMPANY EXPECTS TO EMERGE FROM CHAPTER 11 IN AUGUST

SAN DIEGO, JULY 11, 2003 -- Peregrine Systems, Inc. (OTC: PRGNQ), a leading provider of Consolidated Asset and Service Management software, today announced that it has reached consensus on a Plan of Reorganization with creditors and shareholders, paving the way for the company to emerge from Chapter 11 in August.

The announcement of agreement with the Official Committee of Unsecured Creditors and the Official Committee of Equity Holders came in today's confirmation hearing before Judge Judith Fitzgerald of the U.S. Bankruptcy Court for the District of Delaware in Wilmington. One of the key elements in the consensual Plan is the division of equity in the reorganized Peregrine business. Under the amended Plan, the company's bondholders would receive 63 percent of the stock, while 33 percent would be shared by existing stockholders and certain securities claimants. The remaining four percent of the stock would be allocated between the two groups based on the resolution of some unliquidated claims. In addition, there may be proceeds of certain litigation for distribution to shareholders and certain securities claimants. Still pending is the court's entry of a Confirmation Order for the Plan, one of the final milestones for Peregrine before emergence.

"Peregrine has worked diligently with all our stakeholders to ensure they receive fair and reasonable treatment in Peregrine's reorganization. We are delighted to gain consensus with our creditors and shareholders, which now puts us on a fast track to emerge from Chapter 11," said Gary Greenfield, Peregrine's CEO. "We thank our loyal customers, partners and employees for their continued support as we complete our reorganization and emerge as a viable enterprise software business."

Peregrine filed a voluntary Chapter 11 petition on Sept. 22, 2002 after accounting irregularities came to light, requiring a restatement of 11 quarters.

ABOUT PEREGRINE

Founded in 1981, Peregrine Systems develops and sells application software to help large global organizations manage and service their technology resources. With a heritage of innovation and market leadership in Consolidated Asset and Service Management software, the company's flagship offerings include ServiceCenter(R) and AssetCenter(R), complemented by employee self service, automation and integration capabilities. Headquartered in San Diego, Calif., Peregrine's solutions facilitate the automation of business processes, resulting in increased productivity, reduced costs and accelerated return on investment for its more than 3,500 customers worldwide.

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Peregrine Systems, ServiceCenter and AssetCenter are registered trademarks of
Peregrine Systems, Inc. All other marks are the property of their respective owners.